EXHIBIT 10.2


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                                 OWNER/GUARANTOR

                             SUPPLEMENTAL AGREEMENT

         This OWNER/GUARANTOR SUPPLEMENTAL AGREEMENT (this "Agreement") is entered into and is dated as of November 21, 2001 (the "Effective Date"), by and among, AES RED OAK, L.L.C., a Delaware limited liability company ("Owner"), and RAYTHEON COMPANY, a Delaware corporation ("Raytheon"). Each of Owner and Raytheon are hereinafter referred to as a "Party" and collectively as the "Parties".

         WHEREAS, Owner and Washington Group International, Inc., an Ohio corporation ("Contractor"), as successor in interest to Raytheon Engineers & Constructors, Inc., entered into an Agreement for Engineering, Procurement and Construction Services, dated as of October 15, 1999, as amended by that certain Amendment No. 1 dated as of February 23, 2000 (as so amended, the "EPC Agreement") for the design, construction, start-up, testing and initial operation of Owner's electric generating facility located near Sayreville, New Jersey (the "Project");

         WHEREAS, Raytheon, pursuant to that certain Guaranty No. 2381, dated as of October 15, 1999 (the "Guaranty"), guaranteed to Owner all of Contractor's obligations under the EPC Agreement;

         WHEREAS, Contractor, and its corporate parent, Washington Group International Inc., a Delaware corporation ("Parent") filed voluntary petitions (the "Bankruptcy Filing") in the United States Bankruptcy Court for Nevada (the "Bankruptcy Court") on May 14, 2001;

         WHEREAS, Contractor informed Owner that Contractor had insufficient funds to pay Subcontractors in accordance with the terms of their subcontracts as required by Section 3.3 of the EPC Agreement, or to pay Contractor's own employees who are performing services with respect to the Project, and requested that Owner fund such payments as advances to be deducted from Scheduled Payments that would otherwise be made by Owner to Contractor under the EPC Agreement;

         WHEREAS, in order that Contractor would continue to perform work under the EPC Agreement, Owner, Contractor, Parent and Raytheon entered into that that certain Interim Agreement For Advance Payments, dated as of June 20, 2001 (as amended, the "Interim Agreement"), whereby Owner and Raytheon agreed on a limited basis to fund Contractor's costs;

         WHEREAS, Owner and Raytheon agreed to share the costs of funding the Interim Agreement in that certain Funding Cap Agreement, dated as of June 20, 2001 (as amended, the "Funding Cap Agreement");

         WHEREAS, Contractor and Raytheon, in order to better define the terms upon which Contractor will complete the Project, have entered into a Project Completion Agreement, dated as of even date herewith (the "Project Completion Agreement"), pursuant to which, among other things, Contractor agreed to complete performance of the Project on a cost reimbursable basis, Raytheon agreed to fund certain costs in connection with such performance, and Parent agreed to guaranty the obligations of Contractor to Raytheon;

         WHEREAS, as a condition to entering into the Project Completion Agreement, Contractor received from the Bankruptcy Court an order permitting Contractor, among other things, (i) to enter into the Project Completion Agreement, (ii) to reject the EPC Agreement, (iii) to assume and to assign to Owner the outstanding subcontracts and purchase orders and other vendor contracts relating to the Project set forth on Schedule 3.1.1 of the Project Completion Agreement (the "Owner Assumed Contracts"); and (iv) to assume and




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assign to Raytheon the outstanding subcontracts and purchase orders and other vendor contracts related to the Project set forth on Schedule 3.1.2 of the Project Completion Agreement (the "Assigned Vendor Contracts") and Schedule
3.1.2.1 of the Project Completion Agreement (the "Non-Executory Contracts" and together with the Assigned Vendor Contracts, the "Raytheon Assumed Contracts"); and

         WHEREAS, the parties hereto wish to clarify their respective rights and obligations with respect to the Project under the EPC Agreement, the Guaranty, and the Project Completion Agreement;

         NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto each hereby agrees as follows:

         SECTION 1. CONTRACTING STRUCTURE.
                    ----------------------

         1.1 Consent of Owner. Owner hereby consents to the execution and delivery by Raytheon and Contractor, and Owner acknowledges receipt of a copy of, the Project Completion Agreement. Owner acknowledges and agrees that with respect to the Project, all payments made, obligations undertaken or agreements entered into by Raytheon in connection with the Project, are made, undertaken or entered into, by Raytheon solely in Raytheon's capacity as Guarantor, as such term is defined in the Guaranty.

         1.2 Affirmation of Prior Agreements.

             1.2.1 The Parties hereby agree that notwithstanding the Bankruptcy Filing of Contractor and Parent, or Contractor's rejection of the EPC Agreement pursuant to a Bankruptcy Court order, the EPC Agreement remains in full force and effect, and shall have continuing applicability, insofar as it defines (i) the obligations of Contractor guaranteed by Raytheon (the "Guaranteed Obligations"), (ii) Owner's rights against and obligations to Raytheon under the Guaranty, and (iii) Raytheon's rights against and obligations to Owner under the Guaranty.

             1.2.2 Raytheon hereby acknowledges, ratifies and confirms that the Guaranty is and shall remain in full force and effect as the binding obligation of Raytheon.

        1.3 Contractor Instructions. Owner hereby acknowledges and agrees that it has received instructions from Contractor, the form of which is attached hereto as Schedule 1.3, instructing Owner to make all unpaid payments, originally payable under the EPC Agreement to Contractor, including any milestone payments and retention amounts, when due and owing under the EPC Agreement, to Raytheon, by wire transfer, at the account specified in such instruction.

        1.4 Original Owner Payments. Subject to Raytheon's performance of the Guaranteed Obligations, and in accordance with the other terms and conditions set forth in the EPC Agreement, Owner shall pay the Contract Price (as defined in the EPC Agreement), less the aggregate amount heretofore paid by Owner to Contractor under the EPC Agreement and the Interim Agreement, and all Retainage otherwise payable under the EPC Agreement to Contractor, to Raytheon, in each case when due and payable in accordance with the terms of the EPC Agreement, irrespective of Contractor's Bankruptcy Filing or Contractor's rejection of the EPC Agreement pursuant to a Bankruptcy Court order. Without limiting the generality of the foregoing, Owner shall make payments to Raytheon in accordance with the Payment and Milestone Schedule (as defined in the EPC Agreement) and such other payment procedures as are set forth in the EPC Agreement, including
Section 4.2.2 thereof, and heretofore applicable to Contractor, including,


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without limitation, making payments only upon receipt of a payment request, substantially in the form of a Contractor Payment Request (as defined in the EPC Agreement), submitted by Raytheon, or its designee. Owner agrees that, provided Raytheon performs the Guaranteed Obligations in accordance with the terms and conditions set forth in the EPC Agreement, Owner shall make such payments of the Contract Price, in accordance herewith and with the terms of the EPC Agreement, when due and owing, notwithstanding the continuation or termination of the Project Completion Agreement and notwithstanding Raytheon's use of Contractor as its completion agent.

        1.5 Funding Obligations under the Project Completion Agreement. Other than as set forth in the Interim Agreement or the Funding Cap Agreement, Raytheon shall be solely responsible for the payment of Contractor and any other parties under the Project Completion Agreement, including all payments described in Section 1.6 of this Agreement. Nothing in this section is intended to impair Raytheon's right to seek reimbursement for such amounts from Contractor or Parent.

        1.6 Raytheon's Performance of the Guaranteed Obligations. Raytheon shall make, or shall cause Contractor to make, all payments, as and when due, and to perform all obligations originally to be made or performed by Contractor under the Owner Assumed Contracts (which have been assigned by Contractor to Owner in accordance with the Project Completion Agreement), in each case, in accordance with the terms thereof, without regard to any assignment of such Owner Assumed Contracts by Contractor to Owner.

        1.7 Raytheon's Right to Terminate Project Completion Agreement. The Parties acknowledge and agree that (i) Raytheon may, in its sole and absolute discretion (subject to any terms imposed thereon by the Project Completion Agreement) terminate the Project Completion Agreement and Contractor's services thereunder, (ii) Raytheon may utilize any other completion agent to perform the Guaranteed Obligations, and (iii) that nothing contained herein shall in any way contradict, waive, modify, restrict or otherwise alter Raytheon's rights to make such termination or replacement.

        1.8 Termination of Contractor under the EPC Agreement. It is acknowledged and agreed that, as a result of Contractor's rejection of the EPC Agreement pursuant to the order of the Bankruptcy Court, Owner's obligations to pay Contractor under the EPC Agreement have terminated. Nothing contained in this Agreement (including the foregoing sentence) shall, or shall be construed to, (a) limit in any way Owner's rights against Contractor for default or breach of the EPC Agreement, (b) limit in any way Raytheon's contractual or equitable subrogation rights (including to payments from Owner) under the Guaranty, or (c) limit Raytheon's rights to payments from Owner pursuant to Section 1.4 of this Agreement.

        1.9 Discharge of Raytheon's Guaranteed Obligations. Owner acknowledges that Raytheon's liability under the Guaranty for the Guaranteed Obligations shall be discharged to the extent that Raytheon, or its designee or agent, performs the Guaranteed Obligations.

        1.10 Owner Agreements with Contractor. With respect to the Project, Owner shall not enter into any change order, amendment or modification of the EPC Agreement or any other agreement whatsoever with Contractor, without the prior written consent of Raytheon.

        1.11 Claims. Nothing contained herein, including the provisions of
Section 2, shall in any way waive, limit or alter any rights that Raytheon may have to bring any claim against Owner by virtue of its contractual and/or equitable subrogation to Contractor. Nothing contained herein shall in any way waive, limit or alter Owner's rights to defend against any of Raytheon's claims brought against Owner by virtue of Raytheon's contractual and/or equitable subrogation to Contractor.


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        SECTION 2. Subcontracts and Purchase Orders.
                   ---------------------------------

        2.1 Owner Assumed Contracts; Appointment of Raytheon as Owner's Agent. Owner hereby acknowledges that Contractor has assigned, and that Owner has assumed, the Owner Assumed Contracts set forth on Schedule 3.1.1 of the Project Completion Agreement. Owner hereby irrevocably appoints Raytheon as Owner's agent with respect to each of the Owner Assumed Contracts assigned to Owner pursuant to the Bankruptcy Court order, to exercise all of the rights and perform all of the obligations of Owner under such Owner Assumed Contracts, including the rights as assignee from Contractor of such Owner Assumed Contracts. Raytheon hereby accepts such appointment and agrees to perform, or cause Contractor or other Raytheon designee to perform, all of Owner's obligations, and to exercise all of Owner's rights under, the Owner Assumed Contracts in accordance with the terms thereof. As Owner's agent with respect to the Owner Assumed Contracts, Raytheon shall be entitled to appoint Contractor or any other Raytheon designee (subject to the acceptance by such designee) as Raytheon's subagent, and/or to enter into a subcontract with any third party, to assist Raytheon in the performance of its obligations as Owner's agent under this Section 2.1; provided, however, that no such appointment of Contractor or any other designee by Raytheon shall release Raytheon from any obligation it may have under this Agreement or the Guaranty.

        2.2 Indemnity. Raytheon shall indemnify, defend and hold harmless, Owner, its officers, directors and members and their respective officers, directors and shareholders (each, an "Indemnified Party") from any and all costs, expenses, losses and damages of any kind (collectively, "Losses"), including reasonable attorney's fees, arising from or in connection with Owner's obligations under the Owner Assumed Contracts and Raytheon's obligations under this Agreement with respect to such Owner Assumed Contracts, including under
Section 2.1 of this Agreement; provided however, Raytheon shall not indemnify, defend or hold any Indemnified Party harmless from and against any such Losses if such Losses (i) arise from any Indemnified Party's willful misconduct or gross negligence, or (ii) would have been incurred by Owner under the EPC Agreement had Contractor fully performed thereunder, or (iii) arise from any claim by Raytheon by virtue of its contractual and/or equitable subrogation to Contractor under the Guaranty.

        2.3 Procedures.

             2.3.1 Raytheon may, at its option and at its expense, contest, defend and control the pursuit and defense of any claim with respect to which it may be liable to indemnify an Indemnified Party under the indemnities set forth in Section 2.2 and with respect to which the Indemnified Party is named as a party.

             2.3.2 If any Indemnified Party is named as a party to any proceeding, it shall have the right to retain counsel at its own expense to advise it with respect to such contest and defense, and, Raytheon shall (x) keep the Indemnified Party and its counsel reasonably informed as to the progress of such contest and defense; (y) to the extent reasonably practicable, give the Indemnified Party and its counsel the opportunity to review and comment in advance on all written submissions and filings relevant to the claim; and (z) consider in good faith any reasonable suggestions made by the Indemnified Party or its counsel or the request by the Indemnified Party and its counsel to submit documentation or attend those portions of any meetings and proceedings that related to the claim.

        2.4 No Fiduciary Duties. Raytheon shall perform, or have performed, Owner's obligations under the Owner Assumed Contracts, solely pursuant to its obligations under the Guaranty, and notwithstanding anything to the contrary


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contained herein, Raytheon shall not have, or be deemed to have, any fiduciary or other duties associated with an agency relationship to Owner beyond those expressly set forth in the Guaranty or herein.

        2.5 Performance under the Project Completion Agreement. Owner hereby acknowledges that performance by Raytheon, or its designees of Owner's obligations under the Owner Assumed Contracts (including by Contractor pursuant to the Project Completion Agreement) shall constitute performance of Raytheon's obligations under the Guaranty, to the extent so performed by Raytheon or its designee. Nothing contained in this Section 2.5 shall, or shall be deemed to, limit Raytheon's obligations to the Owner under the Guaranty.

        2.6. Raytheon Assumed Contracts; Waiver of Assignment. Owner and Raytheon hereby acknowledge and agree that Contractor has assigned, and Raytheon has assumed, the Raytheon Assumed Contracts, pursuant to an order of the Bankruptcy Court. Upon completion of the Project, or as otherwise set forth in the EPC Agreement, to the extent requested to do so by Owner, Raytheon shall use its commercially reasonable efforts to assign all right, title and interest in and to the Raytheon Assumed Contracts, and all benefits thereunder, to Owner. Provided that Raytheon shall have used its commercially reasonable efforts to effect an assignment of the Raytheon Assumed Contracts to Owner in accordance with the foregoing sentence, then, notwithstanding anything to the contrary contained in the EPC Agreement, the Guaranty, this Agreement, or otherwise, Raytheon shall not be liable for (or required to indemnify Owner for costs and expenses relating to) any failure to effect such assignment, or any costs, expenses, damages, losses or liabilities arising in connection therewith.

        SECTION 3. Milestones Achieved.
                   --------------------

        3.1 Milestones and Payments. Raytheon acknowledges that Owner has (i) previously paid Contractor Payment and Milestone Schedule payments 1 through 23 and (ii) advanced funds in the amount of $17,500,000 to Contractor pursuant to the Interim Agreement.

        3.2 Retainage. Raytheon agrees that it shall not exercise any right it may have under the proviso in the first sentence of Section 4.2.4 of the EPC Agreement until January 1, 2002.

        3.3 Prepayment Discount. In accordance with the provisions of Section
2.11 of the EPC Contract Prepayment Agreement, dated as of March 14, 2000, between Owner and Contractor (as successor in interest to Raytheon Engineers & Constructors, Inc.) (the "Prepayment Agreement"), the Parties agree that the aggregate additional amount that is due to Contractor in respect of Payment and Milestone Schedule payments 21 through 31 is $3,022,934.00, and that such amount shall be paid to Raytheon on a pro-rata basis across the remaining milestone payments in accordance with Schedule 3.3 attached hereto.

        3.4 Project Manager. The Parties hereby agree that Raytheon shall designate in writing a person to be treated as the Project Manager (as that term is defined in the EPC Agreement), and that the foregoing designation shall satisfy Contractor's obligations to Owner set forth in Section 2.1.4 of the EPC Agreement. Raytheon hereby appoints David Dickman as the Project Manager.

        SECTION 4. Representations and Warranties.
                   -------------------------------

Each of Owner and Raytheon hereby represents and warrants that:

        4.1 Corporate Action. It has all necessary limited liability company or corporate, as the case may be, power and authority to execute and deliver this Agreement; the execution and delivery of this Agreement has been duly authorized by all necessary action on its part; and this Agreement has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms except as may be


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limited by applicable bankruptcy or other laws affecting the rights of creditors generally and applicable equitable principles; and

        4.2 Approvals. No approval or consent of any third party is necessary for the execution and delivery by it of this Agreement or for the validity or enforceability thereof.

        SECTION 5. Miscellaneous.
                   --------------

        5.1 Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the law of the State of New York.

        5.2 Headings. Headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

        5.3 Counterparts. This Agreement may be executed in any number of counterparts, which when so executed and delivered shall constitute one and the same instrument.

        5.4 Amendments. No change, amendment or modification of this Agreement shall be valid or binding upon the Parties unless such change, amendment or modification shall be in writing and duly executed by each of Raytheon and Owner. Nothing in this Agreement express or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, except the Parties hereto, any rights or remedies under or by reason of this Agreement.

        5.5 Waiver of Jury Trials. Each Party hereto hereby waives its rights to a jury trial with respect to any action or claim arising out of any dispute in connection with this Agreement.

        5.6 Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings specified in the EPC Agreement.

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         IN WITNESS WHEREOF, each Party hereto has caused this Owner/Guarantor
Supplemental Agreement to be executed by its authorized representative as of the date first written above.


                                      AES RED OAK, L.L.C. ("Owner")



                                      By: /s/ A.W. Bergeron
                                         ---------------------------------------
                                         Name: A.W. Bergeron
                                         Title: Plant Manager


                                      RAYTHEON COMPANY ("Raytheon")



                                      By: /s/ Timothy R. Montgomery
                                         ---------------------------------------
                                         Name: Timothy R. Montgomery
                                         Title: Authorized Person














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